Exibit 4.38
TERMINATION AGREEMENT
This TERMINATION AGREEMENT (this "Agreement") is dated as of 31st March 2016 and entered into by and between:
(1)          OCEAN RIG MANAGEMENT INC. a company organized and existing under the laws of Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "OR Management"); and
(2)          VIVID FINANCE LIMITED, a company organized and existing under the laws of Cyprus having its registered office at 10 Skopa Street, Nicosia, Cyprus ("Vivid")
(collectively referred to as "Parties", and individually as "Party")
WHEREAS:
A.
OR Management and Vivid have entered into a Consultancy Agreement with effect as of 1st January 2013, as amended from time to time (the "Consultancy Agreement") pursuant to which Vivid was engaged to act as consultant on matters of financing for OR Management and Ocean Rig UDW Inc. of Cayman Islands ("UDW") and for any affiliates, subsidiaries or holding companies thereof, as directed by OR Management and Vivid was entitled to receive from OR Management the fees referred therein.

B.	The Parties have mutually agreed to terminate at no cost the Consultancy Agreement with effect as of 31st March 2016.
NOW THEREFORE the Parties hereto agree as follows:
1.	THAT the Consultancy Agreement shall be terminated at no cost and shall be no longer in force and effect with effect as of 31st March 2016 (the "Effective Date").
2.
THAT from the Effective Date the Parties hereby mutually release and discharge each other and any of its affiliates, subsidiaries or holding companies and its officers, directors and employees from and against any and all monetary claims, costs, damages, liabilities, and/or any other debts whatsoever which either of the Parties hereto now has or may hereafter have, against the other Party hereto, by reason of, or in connection with the Consultancy Agreement and/or the termination of the Consultancy Agreement pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.
(Signature page to follow.)

For and on behalf of
OCEAN RIG MANAGEMENT INC.

/s/ Adriano Cefai
Name: Dr. Adriano Cefai
 Title: Director of OMEGA SERVICES
LIMITED, Sole Director of Ocean Rig
 Management Inc.

Dr. Adriano Cefai
Director
Omega Services Limited
5/1 Merchants Street
 Valletta VLT 1171
For and on behalf of VIVID FINANCE LIMITED /s/ Yiannoula Georghiades Name: Yiannoula Georghiades Title: Director /s/ Eleni Papapetrou Eleni Papapetrou Title: Director